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                                                    OMB NUMBER:        3235-0145
                                                    Expires:    October 31, 1997
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                                                    hours per form ........14.90
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                 InnerDyne, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45764D102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five-percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percept or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter thr disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                      13G
        ------------------------------------                      --------------------------------------
        CUSIP No. 45764D102                                       Page          2   of   9         Pages
        ------------------------------------                      --------------------------------------

        ------------------------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                        Montgomery Medical Ventures II, L.P.
        ------------------------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (a)[ ]
                                                                                            (b)[X]

        ------------------------------------------------------------------------------------------------
    3   SEC USE ONLY


        ------------------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        California
        ------------------------------------------------------------------------------------------------
                                5   SOLE VOTING POWER

                                             0
                                    --------------------------------------------------------------------
                                6   SHARED VOTING POWER

                                             1,303,918

                                    --------------------------------------------------------------------
                                7   SOLE DISPOSITIVE POWER

                                             0

                                    --------------------------------------------------------------------
                                8   SHARED DISPOSITIVE POWER

                                             1,303,918

        ------------------------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,303,918

        ------------------------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



        ------------------------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.96%

        ------------------------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

                     PN
        ------------------------------------------------------------------------------------------------

                                    *See instructions Before Filling Out!


                                                      13G
        ------------------------------------                      --------------------------------------
        CUSIP No. 45764D102                                       Page          3   of   9         Pages
        ------------------------------------                      --------------------------------------

        ------------------------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                        Montgomery Medical Partners II, L.P.
        ------------------------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (a)[ ]
                                                                                            (b)[X]

        ------------------------------------------------------------------------------------------------
    3   SEC USE ONLY


        ------------------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        California
        ------------------------------------------------------------------------------------------------
                                5   SOLE VOTING POWER

                                             0
                                    --------------------------------------------------------------------
                                6   SHARED VOTING POWER

                                             1,303,918

                                    --------------------------------------------------------------------
                                7   SOLE DISPOSITIVE POWER

                                             0

                                    --------------------------------------------------------------------
                                8   SHARED DISPOSITIVE POWER

                                             1,303,918

        ------------------------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,303,918

        ------------------------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



        ------------------------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.96%

        ------------------------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

                     PN
        ------------------------------------------------------------------------------------------------

                                    *See instructions Before Filling Out!


                                                      13G
        ------------------------------------                      --------------------------------------
        CUSIP No. 45764D102                                       Page          4   of   9         Pages
        ------------------------------------                      --------------------------------------

        ------------------------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                        Jack Olshansky
        ------------------------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (a)[ ]
                                                                                            (b)[X]

        ------------------------------------------------------------------------------------------------
    3   SEC USE ONLY


        ------------------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
        ------------------------------------------------------------------------------------------------
                                5   SOLE VOTING POWER

                                             0
                                    --------------------------------------------------------------------
                                6   SHARED VOTING POWER

                                             1,303,918

                                    --------------------------------------------------------------------
                                7   SOLE DISPOSITIVE POWER

                                             0

                                    --------------------------------------------------------------------
                                8   SHARED DISPOSITIVE POWER

                                             1,303,918

        ------------------------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,303,918

        ------------------------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



        ------------------------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.96%

        ------------------------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

                     IN
        ------------------------------------------------------------------------------------------------

                                    *See instructions Before Filling Out!


                                                      13G
        ------------------------------------                      --------------------------------------
        CUSIP No. 45764D102                                       Page          5   of  9          Pages
        ------------------------------------                      --------------------------------------

        ------------------------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                        Steven N. Weiss
        ------------------------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (a)[ ]
                                                                                            (b)[X]

        ------------------------------------------------------------------------------------------------
    3   SEC USE ONLY


        ------------------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
        ------------------------------------------------------------------------------------------------
                                5   SOLE VOTING POWER

                                             10,000
                                    --------------------------------------------------------------------
                                6   SHARED VOTING POWER

                                             1,303,918

                                    --------------------------------------------------------------------
                                7   SOLE DISPOSITIVE POWER

                                             10,000

                                    --------------------------------------------------------------------
                                8   SHARED DISPOSITIVE POWER

                                             1,303,918

        ------------------------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,313,918

        ------------------------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



        ------------------------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.00%

        ------------------------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

                     IN
        ------------------------------------------------------------------------------------------------

                                    *See instructions Before Filling Out!


                                                                                                                Page        6
                                                                                                                       -------------
                                                                                                                  Of        9
                                                                                                                       -------------
Item 1.

------------------------------------------------------------------------------------------------------------------------------------
(a)  Name of Issuer
                                   InnerDyne, Inc.
------------------------------------------------------------------------------------------------------------------------------------
(b)  Address of Issuer's Principal Executive Offices
                                   1244 Reamwood Avenue, Sunnyvale, CA 94089
------------------------------------------------------------------------------------------------------------------------------------

Item 2.

------------------------------------------------------------------------------------------------------------------------------------
(a)  Name of Person(s) Filing

         Entities:                 Montgomery Medical Ventures II, L.P. ("MMV II")
                                   Montgomery Medical Partners II, L.P. ("MMP II")

      Individuals:                 Jack Olshansky, General Partner of MMP II ("JO")
                                   Steven N. Weiss, General Partner of MMP II ("SW")
                                          and Director of InnerDyne,
                                   Inc.
------------------------------------------------------------------------------------------------------------------------------------
(b)                                Address of Principal  Business  Office or, if
                                   None,  Residence:  3645 Grand  Avenue,  Suite
                                   302, Oakland, CA 94610
------------------------------------------------------------------------------------------------------------------------------------
(c)  Citizenship
        Entities:                  MMV II; California
                                   MMP II; California

     Individuals:                  JO; United States of America
                                   SW; United States of America


------------------------------------------------------------------------------------------------------------------------------------
(d)  Title of Class of Securities
                                   Common Stock, par value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------
(e)  CUSIP Number
                                   45764D102
------------------------------------------------------------------------------------------------------------------------------------

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check
whether the person filing is a:                               NOT APPLICABLE

------------------------------------------------------------------------------------------------------------------------------------
     (a) [ ] Broker or Dealer registered under Section 15 of the Act
     (b) [ ] Bank as defined in section 3(a)(6) of the Act
     (c) [ ] Insurance Company as defined in section 3(a)(19)of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or Endowment Fund;  see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
     (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                Page        7
                                                                                                                       -------------
                                                                                                                  Of        9
                                                                                                                       -------------
Item 4.  Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.
------------------------------------------------------------------------------------------------------------------------------------
ENTITIES:                                                                 MMV II         MMP II
                                                                       -----------     -----------     -----------     ------------
(a)  Amount Beneficially Owned
                                                                        1,303,918       1,303,918
------------------------------------------------------------------------------------------------------------------------------------

(b)  Percent of Class
                                                                             5.96%           5.96%
------------------------------------------------------------------------------------------------------------------------------------
(c)  Number of shares as to which such person has:
               (i)                 Sole power to vote
                                      or to direct the vote                     0               0
------------------------------------------------------------------------------------------------------------------------------------
               (ii)                Shared power to vote
                                      or to direct the vote             1,303,918       1,303,918
------------------------------------------------------------------------------------------------------------------------------------
              (iii)                Sole power to dispose
                                      or to direct the disposition of           0               0
------------------------------------------------------------------------------------------------------------------------------------
               (iv)                Shared power to dispose or
                                      to direct the disposition of      1,303,918       1,303,918
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INDIVIDUALS:                                                            Olshansky        Weiss
                                                                       -----------     -----------     -----------     -------------
(a)  Amount Beneficially Owned
                                                                        1,303,918       1,313,918
------------------------------------------------------------------------------------------------------------------------------------
(b)  Percent of Class
                                                                             5.96%           6.00%
------------------------------------------------------------------------------------------------------------------------------------
(c)  Number of shares as to which such person has:
               (i)                 Sole power to vote
                                      or to direct the vote                     0          10,000
------------------------------------------------------------------------------------------------------------------------------------
               (ii)                Shared power to vote
                                      or to direct the vote             1,303,918       1,303,918
------------------------------------------------------------------------------------------------------------------------------------
              (iii)                Sole power to dispose
                                      or to direct the disposition of           0          10,000
------------------------------------------------------------------------------------------------------------------------------------
               (iv)                Shared power to dispose or
                                      to direct the disposition of      1,303,918       1,303,918
------------------------------------------------------------------------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class                                   NOT APPLICABLE

------------------------------------------------------------------------------------------------------------------------------------
If this  statement  is being filed to report the fact that as of the date hereof the  reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following . [ ]
------------------------------------------------------------------------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

------------------------------------------------------------------------------------------------------------------------------------
Under  certain  circumstances  set  forth  in MMV  II's  and  MMP  II's  limited partnership  agreements,  the general partners and limited partners of each such  partnerships have the right to receive dividends from or the proceeds from the sale of common stock of the Issuer owned by MMV II.
------------------------------------------------------------------------------------------------------------------------------------

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company

------------------------------------------------------------------------------------------------------------------------------------

                                   NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------------------

                                                             Page         8
                                                                     -----------
                                                               Of         9
                                                                     -----------

Item 8.  Identification and Classification of Members of the Group

--------------------------------------------------------------------------------

                                   NOT APPLICABLE
--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group

--------------------------------------------------------------------------------

                                   NOT APPLICABLE
--------------------------------------------------------------------------------

Item 10.  Certification       (The following certification shall be included if
                              the statement is filed pursuant to Rule13d-1(b):)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Exhibit A:  Joint Filing Statement


                                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in statement is true, complete and correct.


               Date                    1/25/99


Montgomery Medical Ventures II, L.P.
  By:  Montgomery Medical Partners II, L.P.
  By:  Jack Olshansky, General Partner             /s/ Jack Olshansky
                                                  ----------------------

Montgomery Medical Partners II, L.P.
  By:  Jack Olshansky, General Partner             /s/ Jack Olshansky
                                                  ----------------------

Jack Olshansky                                     /s/ Jack Olshansky
                                                  ----------------------

Steven N. Weiss                                    /s/ Steven N. Weiss
                                                  ----------------------

                                                             Page         9
                                                                     -----------
                                                               Of         9
                                                                     -----------

                                   Exhibit A

                             JOINT FILING STATEMENT


Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.


Dated: January 25, 1999
       ----------------





                                       Montgomery Medical Ventures II, L.P.

                                       By:  Montgomery Medical Partners II, L.P.


                                          By:          /s/ Jack Olshansky
                                             -----------------------------------
                                                       Jack Olshansky
                                                       General Partner


                                       Montgomery Medical Partners II, L.P.


                                          By:           /s/ Jack Olshansky
                                             -----------------------------------
                                                        Jack Olshansky
                                                        General Partner


                                          By:           /s/ Jack Olshansky
                                             -----------------------------------
                                                        Jack Olshansky


                                          By:           /s/ Steven N. Weiss
                                             -----------------------------------
                                                        Steven N. Weiss